Exhibit 99.B(m)(3)(i)

May 1, 2008

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

By our execution of this letter agreement, intending to be legally bound hereby, ING Funds Distributor, LLC (the “Distributor”) agrees to waive, from May 1, 2008 through May 1, 2009, all or a portion of its service fee and/or reimbursed expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of ING Oppenheimer Strategic Income Portfolio, a series of ING Partners, Inc., shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Series	Adviser Class	Service Class
ING Oppenheimer Strategic Income Portfolio	1.00%	0.75%

The Distributor acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

ING Funds Distributor, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Funds Distributor, LLC